Exhibit 99.1

Civitas Solutions Reports Fiscal 2015 Second Quarter Results

BOSTON, MA, May 12, 2015—Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal second quarter ended March 31, 2015.

First Half and Second Quarter Fiscal 2015 Highlights

•	Second quarter net revenue increased 9.4% to $335.2 million

•	Second quarter Adjusted EBITDA increased 17.6% to $37.1 million

•	Second quarter net income was $1.7 million, compared to net loss of $12.2 million in the second quarter of fiscal 2014

•	We redeemed the remaining senior notes

•	We completed five acquisitions during the first half of the year that had total annual revenues of approximately $24.2 million

“We are pleased to report another quarter of solid growth driven by the continued execution of our strategy,” stated Bruce Nardella, president and chief executive officer. “Our results reflect growth through both organic opportunities and acquisitions. In addition, the recent adjustments to our capital structure, including the use of our IPO proceeds to pay down debt, have resulted in both enhanced free cash flow and net income for the quarter.”

Second Quarter Fiscal 2015 Financial Results

Net revenue for the second quarter was $335.2 million, an increase of $28.8 million, or 9.4%, over net revenue for the same period of the prior year. Net revenue increased $16.4 million from organic growth, including growth related to new programs, and $12.4 million from acquisitions that closed during and after the second quarter ended March 31, 2014. Second quarter net revenue consisted of:

•	Human Services net revenue of $269.8 million (80.5% of total net revenue), an increase of 7.4% compared to fiscal second quarter 2014; and

•	SRS net revenue of $65.4 million (19.5% of total net revenues), an increase of 18.6% compared to fiscal second quarter 2014.

Adjusted EBITDA for the second quarter was $37.1 million, compared to Adjusted EBITDA of $31.5 million for the second quarter ended March 31, 2014, an increase of 17.6%. In addition to continued organic growth and the contribution from acquisitions, Adjusted EBITDA was positively impacted by lower expense in our self-insured portion of employee health and other insurance plans and a decrease in net sales adjustments compared to the second quarter of the prior year. The increase in Adjusted EBITDA was partially offset by higher client occupancy costs and an increase in direct pay primarily due to higher amounts of overtime compared to the same period of the prior year.

Income from operations for the second quarter was $15.0 million, or 4.5% of net revenue, compared to $15.0 million, or 4.9% of net revenue, for the second quarter of the prior year. The decrease in income from operations as percentage of net revenue was primarily due to an increase in stock-based compensation expense of $1.2 million and an impairment charge of $2.2 million resulting from the planned closure of our Illinois at-risk-youth business.

Net income for the second quarter was $1.7 million compared to a net loss of $12.2 million for the same period of the prior year. The reduction in net loss was primarily due to a decrease in debt extinguishment costs and lower interest expense resulting from the refinancing of our senior credit facility in January 2014 and the redemption of senior notes in October 2014 using the net proceeds from our initial public offering. This reduction was partially offset by the stock-based compensation expense and the impairment charge noted above.

Diluted net income per common share from continuing operations was $0.05 for the fiscal second quarter ended March 31, 2015, compared to net loss per common share from continuing operations of $0.48 for the same period of the prior year.

Year-to-Date Fiscal 2015 Financial Results

Net revenue for the first six months was $669.8 million, an increase of $59.4 million, or 9.7%, over net revenue for the same period of the prior year. Net revenue increased $32.7 million from organic growth, including growth related to new programs, and $26.7 million from acquisitions that closed during and after the second quarter ended March 31, 2014. Net revenue for the first half of fiscal 2015 consisted of:

•	Human Services net revenue of $541.7 million (80.9% of total net revenue), an increase of 8.4% compared to the six months ended March 31, 2014; and

•	SRS net revenue of $128.1 million (19.1% of total net revenues), an increase of 15.7% compared to the six months ended March 31, 2014.

Adjusted EBITDA for the first six months was $77.6 million, an increase of $16.6 million, or 27.2%, as compared to Adjusted EBITDA for the same period of the prior year. In addition to continued organic growth and the contribution from acquisitions, Adjusted EBITDA was positively impacted by lower expense in the self-insured portion of our employee health and other insurance plans, a decrease in net sales adjustments and leveraging of general and administrative expenses compared to the six months ended March 31, 2014. The increase was partially offset by higher client occupancy costs compared to the same period of the prior year.

Income from operations for the six months ended March 31, 2015 was $34.5 million, an increase of $6.4 million as compared to income from operations for same period of the prior year.

Net loss was $1.7 million and $16.9 million for the six months ended March 31, 2015 and 2014, respectively. The reduction in net loss was primarily due to lower interest expense resulting from the refinancing in January 2014 and the redemption of $162.0 million of senior notes in October 2014.

Diluted net loss per common share from continuing operations was $0.04 for the first six months, compared to net loss per common share from continuing operations of $0.67 for the same period of the prior year.

During the first half of fiscal 2015 we redeemed the remaining $212.0 million of senior notes using the net proceeds from our initial public offering that closed in September 2014 and the additional $55.0 million term loan under an amendment to the Senior Credit Agreement that closed in February 2015. Additionally, we have continued to invest in our I/DD and SRS businesses through higher capital expenditures and the acquisition of five companies for total consideration of approximately $38.0 million, including $6.1 million of contingent consideration. As a result, cash and cash equivalents were $0.0 million at March 31, 2015, compared to $196.1 million at September 30, 2014.

Fiscal 2015 Outlook and Guidance

The Company is updating its fiscal year 2015 net revenue and Adjusted EBITDA guidance that it communicated on February 17, 2015 during the release of fiscal first quarter results.

For fiscal 2015, we are maintaining our guidance for net revenue with a range of $1.345 billion to $1.385 billion and increasing our guidance for Adjusted EBITDA to a range of $152 million to $154 million, up from a range of $150 million to $153 million.

Modeling guidelines for the current fiscal year:

Annual tax rate: 45%

Depreciation and Amortization: $70 million

Average basic and diluted shares outstanding for the year: 37 million

Stock comp expense: $5.0 million

Capital expenditures: 3.0% to 3.5% of net revenue

Conference Call

This afternoon, Tuesday, May 12, 2015, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the 2015 second quarter operating results.

Conference Call Dial-in #:

Domestic U.S. Toll Free: 866-807-9684

International: 412-317-5415

Replay Details (available 1 hour after conclusion of the conference call through May 19, 2015):

Domestic U.S. Toll Free: 877-344-7529

International: 412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 10065672

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through August 12, 2015.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including statements about our expectations for future financial performance. Forward- looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth and refinancing plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, “estimates”, “expects”, “goal”, “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Selected Financial Data

($ in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Gross revenue	$338,867	$311,007	$677,436	$620,828
Sales adjustments	(3,687)	(4,641)	(7,666)	(10,470)

Net revenue	335,180	306,366	669,770	610,358
Cost of revenue (exclusive of depreciation expense shown separately below)	260,073	239,484	517,631	478,175
Operating expenses:
General and administrative expenses	39,473	35,405	79,781	71,656
Depreciation and amortization	20,653	16,478	37,863	32,404

Total operating expenses	60,126	51,883	117,644	104,060

Income from operations	14,981	14,999	34,495	28,123
Other income (expense):
Management fee of related party	—	(354)	(162)	(699)
Other income (expense), net	(87)	129	53	516
Extinguishment of debt	(2,715)	(14,699)	(17,058)	(14,699)
Interest expense	(9,416)	(17,451)	(20,321)	(36,952)

Income (loss) from continuing operations before income taxes	2,763	(17,376)	(2,993)	(23,711)
Expense (benefit) for income taxes	995	(5,141)	(1,376)	(6,793)

Income (loss) from continuing operations	1,768	(12,235)	(1,617)	(16,918)
(Loss) gain from discontinued operations, net of tax	(70)	45	(125)	38

Net (income) loss	$1,698	$(12,190)	$(1,742)	$(16,880)

Income (loss) per common share, basic and diluted
Income (loss) from continuing operations	$0.05	$(0.48)	$(0.04)	$(0.67)
Loss (gain) from discontinued operations	—	—	—	—

Net income (loss)	$0.05	$(0.48)	$(0.05)	$(0.67)

Weighted average number of common shares outstanding, basic	36,950,000	25,250,000	36,950,000	25,250,000
Weighted average number of common shares outstanding, diluted	37,065,969	25,250,000	36,950,000	25,250,000
Additional financial data:
Program rent expense	$12,297	$10,437	$24,337	$20,491

Selected Financial Data

($ in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Net income (loss)	$1,698	$(12,190)	$(1,742)	$(16,880)
Loss (gain) from discontinued operations, net of tax	70	(45)	125	(38)
Expense (benefit) for income taxes	995	(5,141)	(1,376)	(6,793)
Interest expense, net	9,547	17,345	20,427	36,816
Depreciation and amortization	20,653	16,478	37,863	32,404

EBITDA	$32,963	$16,447	$55,297	$45,509
Adjustments:
Management fee of related party (a)	—	354	162	699
Stock based compensation (b)	1,213	38	2,373	58
Extinguishment of debt and related costs (c)	2,916	14,699	17,259	14,699
Long-term compensation plan payment (d)	—	—	2,470	—

Adjusted EBITDA	$37,092	$31,538	$77,561	$60,965

Supplemental Information
Operating losses for new starts (e)	$1,524	$1,525	$2,750	$2,860
Pro forma effect of acquired EBITDA (f)	196	115	1,673	951

a)	Represents management fees and reimbursable expenses incurred under our management agreement with our private equity sponsor that was terminated in September 2014.
b)	Represents non-cash stock-based compensation.
c)	Represents the costs associated with the redemption of $162.0 million and $50.0 million of senior notes in October 2014 and March 2015, respectively, and the write-off of the associated deferred financings costs and original issue discount.
d)	Represents payments associated with the termination of an equity-like plan for employees of the CareMeridian business unit made in connection with the IPO.
e)	Adjusted EBITDA does not include any adjustments for “operating losses from new starts.” Operating losses from new starts represent losses from any new start programs initiated within 18 months of the end of the period that had operating losses during the period. Net operating loss from a new start is defined as its revenue for the period less direct expenses but not including allocated overhead costs.
f)	Represents the estimated additional EBITDA from acquisitions made during the three and six month periods presented assuming the acquisitions had occurred on the first day of each respective period.

Selected Financial Data

($ in thousands, except per share data)

(unaudited)

	As of
	March 31, 2015	September 30, 2014
Cash and cash equivalents (a)	$—	$196,147
Working capital (b)	41,027	49,555
Total assets	1,043,813	1,207,954
Total debt (c)	655,150	815,509
Net debt (d)	605,150	569,362
Stockholders’ equity	116,994	115,538

	Six Months Ended
	March 31, 2015	March 31, 2014
Cash flows provided by (used in):
Operating activities	$21,482	$24,383
Investing activities	(56,719)	(26,539)
Financing activities (a)	(160,910)	2,761
Purchases of property and equipment	(19,711)	(14,358)
Acquisition of businesses, net of cash acquired (e)	(38,042)	(11,828)

(a)	IPO proceeds of $182.2 million were used to retire $162.0 million of senior unsecured notes on October 17, 2014 and pay the related redemption premium and fees.
(b)	Calculated as current assets minus current liabilities.
(c)	Includes obligations under capital leases.
(d)	Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and letters of credit restricted cash of $50 million).
(e)	Includes cash paid for acquisitions of approximately $31.9 million and $6.1 million of contingent consideration.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800

Chief Public Strategy and Marketing Officer

dwight.robson@civitas-solutions.com